Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 9,439,400.00	0.0001381	$ 1,303.58
Fees Previously Paid
	Total Transaction Valuation:	$ 9,439,400.00
	Total Fees Due for Filing:			$ 1,303.58
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 482.66
	Net Fee Due:			$ 820.92
Offering Note
[1]	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 618,571.381shares of common stock, par value $0.001 per share, of Stellus Private Credit BDC at a price equal to $15.26 per share, which represents the Registrant's net asset value as of September 30, 2025. The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026, equals 0.00013810% of the value of the transaction.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule TO	005-93645	09/17/2025		$ 482.66
Fee Offset Sources		Stellus Private Credit BDC	Schedule TO	005-93645		09/17/2025		$ 482.66
Explanation of the basis for claimed offset:
[1]	The Registrant paid a filing fee of $689.67 in connection with the Registrant's Schedule TO-I filed on September 17, 2025, as amended on November 5, 2025 (File No. 005-93645), of which $482.66 remained unutilized and was used to partially offset the filing fee in relation to this filing.